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EXHIBIT 10.10 AN

8% SIXTY-DAY TERM NOTE

$150,000	May 3, 2002

        ELECTROPURE, INC., a California corporation, (the "Company"), for the value received, hereby unconditionally and absolutely promises to pay to the order of ANTHONY M. FRANK, TTEE, ANTHONY M. FRANK DEFINED BENEFIT PENSION PLAN, UNDER AGREEMENT DATED 12/01/98, FBO: SHIRLEY M. PEGG, or holder (collectively, the "Holder"), upon presentation and surrender of this Note at its office at 23456 South Pointe Drive, Laguna Hills, California 92653, or such other place as the Company may, from time to time, designate, the sum of One Hundred Fifty Thousand ($150,000), in lawful money of the United States, on July 3, 2002, or if such day is not a regular business day, then on the next business day thereafter (the "Maturity Date").

        1.    PAYMENTS AND PREPAYMENTS.

          (a)  All payments and prepayments of principal and interest shall be made in immediately available funds on or before the Maturity Date to the Holder at 101 Montgomery, San Francisco, California 94104.

          (b)  The unpaid principal amount of the Note from time to time outstanding shall bear interest from the date of this Note at the rate of Eight Percent (8%) per annum until paid. Interest shall be computed for the actual number of days elapsed on the basis of a year consisting of 360 days.

          (c)  The Company may prepay at any time in advance of the Maturity Date all or any part of this Note, plus accrued interest on the portion of the principal being prepaid. Interest on the portion of the Note prepaid shall cease to accrue on and after the date of such prepayment.

        2.    NOTICES TO NOTEHOLDER.

        So long as this Note shall be outstanding, if the Company (i) shall pay any dividend or make any distribution upon the Company Stock or (ii) shall effect a capital reorganization, reclassification of capital stock, consolidation or merger with or into another corporation, sale, lease or transfer of all or substantially all of the property and assets of the Company to another corporation, or voluntary or involuntary dissolution, liquidation or winding up of the Company, then in any such case, the Company shall cause to be mailed by certified mail to the Holder, at least fifteen days prior to the date specified in (x) or (y) below, as the case may be, a notice containing a brief description of the proposed action and stating the date on which (x) a record is to be taken for the purpose of such dividend or distribution, or (y) such reclassification, reorganization, consolidation, merger, conveyance, lease, dissolution, liquidation or winding up is to take place and the date, if any is to be fixed, as of which the holders of Common Stock or other securities shall receive cash or other property deliverable upon such reclassification, reorganization, consolidation, merger, conveyance, dissolution, liquidation or winding up.

        3.    EVENTS OF DEFAULT.    If one or more of the following described events shall occur (each an "Event of Default"):

          (a)  The Company shall fail to pay the principal of, or interest on, this Note within five (5) days after the Holder has given written notice to the Company that the same has become due; or

          (b)  The Company shall fail to perform or observe any of the provisions contained in any Section of this Note and such failure shall continue for more than thirty (30) days after the Holder has given written notice to the Company; or

          (c)  Any material representation or warranty made in writing by or on behalf of the Company in this Note shall prove to have been false or incorrect in any material respect, or omits to state a material fact required to be stated therein in order to make the statements contained therein, in the light of the circumstances under which made, not misleading, on the date as of which made, and the Company shall have failed to cure such false or incorrect statement within thirty (30) days after the Holder has given written notice to Borrower; or

          (d)  The Company shall be adjudicated a bankrupt or insolvent, or admit in writing its inability to pay its debts as they mature, or make an assignment for the benefit of creditors; or the Company shall apply for or consent to the appointment of a receiver, trustee, or similar officer for it or for all or any substantial part of its property; or such receiver, trustee or similar officer shall be appointed without the application or consent of the Company and such appointment shall continue undischarged for a period of thirty (30) days; or the Company shall institute (by petition, application, answer, consent or otherwise) any bankruptcy, insolvency, reorganization, arrangement, readjustment of debt, dissolution, liquidation or similar proceeding relating to it under the laws of any jurisdiction; or any such proceeding shall be instituted (by petition, application or otherwise) against the Company and shall remain undismissed for a period of ninety (90) days; or any judgment, writ, warrant of attachment or execution or similar process shall be issued or levied against a substantial part of the property of the Company and such judgment, writ, or similar process shall not be released, vacated or fully bonded within ninety (90) days after its issue or levy; or

          (e)  The Company shall be enjoined, restrained or in any way prevented by a court order from continuing to conduct all or any material part of its business affairs;

          (f)    Any suit, action or other proceeding (judicial or administrative) commenced against the Company, or with respect to any assets of the Company, shall threaten to have a material adverse effect on their future operations, including, without limitation a final judgment or settlement in excess of $25,000 in excess of insurance shall be entered in, or agreed to in respect of any such suit, action or proceeding.

    THEN, or at any time thereafter, and in each and every case:

            (1)  Where the Company is in default under the provisions of Section 3(d) hereof, the entire unpaid principal amount of the Note, all interest accrued and unpaid thereon, and all other amounts payable to the Holder hereunder shall automatically become and be forthwith due and payable without offset or counterclaim of any kind and without presentment, demand, protest or notice of any kind, and without regard to the running of the statute of limitations, all of which are hereby expressly waived by the Company; and

            (2)  In any other case referred to in this Section 3, the Holder may, by written notice to the Company, as the case may be, declare the entire unpaid principal amount of this Note, all interest accrued and unpaid hereon, and all other amounts payable hereunder to be forthwith due and payable, whereupon the same shall become immediately due and payable, without offset or counterclaim of any kind and without presentment, demand, or protest, and without regard to the running of any statutes of limitation, all of which are hereby expressly waived by the Company.

            Any declaration made pursuant to Section 3(2) hereof is subject to the condition that, if at any time after the principal of this Note shall have become due and payable, and before any judgment or decree for the payment of the moneys so due, or any thereof, shall have been entered, all arrears of principal and interest upon this Note (except that principal of this Note which by such declaration shall have become payable) shall have been duly paid, and every Event of Default shall have been made good, waived or cured, then and in every such case the Holder shall be deemed to have rescinded and annulled such declaration and its consequences; but no such rescission or annulment shall extend to or affect any subsequent Event of Default or impair any right consequent thereon.

        4.    CORPORATE OBLIGATION.    It is expressly understood that this Note is solely a corporate obligation of the Company and that any and all personal liability, either at common law or in equity, or by constitution or statute, of, and any and all rights and claims against, every stockholder, officer, or director, as such, past, present or future, are expressly waived and released by the Holder as a part of the consideration for the issuance hereof.

        5.    AUTHORIZATION; NO CONFLICT.    The borrowings hereunder, the execution and delivery of the Note and the performance by the Company of its obligations under this Agreement and the Note are within the corporate powers of the Company, have been authorized by all necessary corporate action, have received all necessary governmental approval (if any shall be required) and do not and will not contravene or conflict with any provision of law or of the charter or by-laws of the Company or of any agreement binding upon the Company.

        6.    TRANSFER.    Subject to the appropriate provisions hereof, this Note or any portion of the principal amount hereof (or any remaining balance if any pre-payments have occurred pursuant to Section 1 hereof) is transferable on the records of the Company upon presentation of this Note, properly endorsed, at its principal office; upon such presentation and transfer a new Note or Notes will be issued. For the purposes of payment and all other purposes, the Company shall deem and treat the person in whose name this Note is registered as the absolute owner hereof and the Company shall not be affected by any notice to the contrary.

        7.    MISCELLANEOUS.

          (a)  Notwithstanding the foregoing, the Company promises to pay interest after maturity (whether by acceleration or otherwise, and before as well as after judgment) at the same rate as above provided prior to maturity on balances, if any, then outstanding.

          (b)  Interest under this Note shall be computed on the basis of a thirty (30) day month and a year of 360 days for the actual number of days elapsed.

        IN WITNESS WHEREOF, the Company has caused this Note to be executed in Laguna Hills, California as of the day and year first above written.

COMPANY:		HOLDER:
ELECTROPURE, INC.		ANTHONY M. FRANK,TTEE, ANTHONY M. FRANK DEFINED BENEFIT PENSION PLAN UNDER AGREEMENT DATED 12-01-98, FBO: SHIRLEY M. PEGG
By	/s/ CATHERINE PATTERSON Catherine Patterson, Secretary 23456 South Pointe Drive Laguna Hills, CA 92653	By	/s/ ANTHONY M. FRANK Anthony M. Frank 101 Montgomery San Francisco, CA 94104

AMENDMENT TO
8% SIXTY-DAY TERM NOTE

DATED:	May 3, 2002
By and Between (Company):	Electropure, Inc.
(Holder):	Anthony M. Frank, TTEE, Anthony M. Frank Defined Benefit Pension Plan, Under Agreement Dated 12/01/98, FBO: Shirley M. Pegg

The above-described parties to the Agreement hereby agree to the following amendments to the Agreement hereinabove referenced:

1.
The first paragraph of the Agreement shall read as follows:

  ELECTROPURE, INC., a California corporation, (the "Company"), for the value received, hereby unconditionally and absolutely promises to pay to the order of ANTHONY M. FRANK, TTEE, ANTHONY M. FRANK DEFINED BENEFIT PENSION PLAN, UNDER AGREEMENT DATED 12/01/98, FBO: SHIRLEY M. PEGG, or holder (collectively, the "Holder"), upon presentation and surrender of this Note at its office at 23456 South Pointe Drive, Laguna Hills, California 92653, or such other place as the Company may, from time to time, designate, the sum of One Hundred Fifty Thousand ($150,000), in lawful money of the United States, on July 3, 2003, or if such day is not a regular business day, then on the next business day thereafter (the "Maturity Date").

2.
The following paragraph is added as Paragraph 1 (d) of the Agreement to read as follows:

  The Holder of this Note shall have the right, at its option, at any time up until 5:00 P.M. Los Angeles time on the fifth (5th) day immediately before July 3, 2003 (except that, with respect to any portion of this Note which shall be called for prepayment, such right shall as to such portion terminate at 5:00 P.M. Los Angeles time on the fifth (5th) day immediately prior to the Prepayment Date), to convert all or any portion of the principal amount of this Note, including interest accrued thereon into Class A Common Stock of Electropure, Inc. (the "Conversion Shares") at and having a value equal to the closing bid price of the Company's common stock as of the date of such conversion (the "Conversion Price").

IN WITNESS WHEREOF, the Company has caused this Amendment to be executed on the 19th day of June, 2002.

COMPANY:		HOLDER:
ELECTROPURE, INC.		ANTHONY M. FRANK,TTEE, ANTHONY M. FRANK DEFINED BENEFIT PENSION PLAN UNDER AGREEMENT DATED 12-01-98, FBO: SHIRLEY M. PEGG
By	/s/ CATHERINE PATTERSON Catherine Patterson, Secretary 23456 South Pointe Drive Laguna Hills, CA 92653	By	/s/ ANTHONY M. FRANK Anthony M. Frank 101 Montgomery San Francisco, CA 94104

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  EXHIBIT 10.10 AN
8% SIXTY-DAY TERM NOTE
AMENDMENT TO 8% SIXTY-DAY TERM NOTE